EXHIBIT 10.2

Bonaventure Trading House Ltd.
3037, 3/f, 479 Castle Peak Road
Cheung Sha Wan, Kowloon
Hong Kong

April 1, 2026

Dance Emotion Limited
Room 3030, 3F, Lai Cheong Industrial Building
479 Castle Peak Road, Lai Chi Kok
Kowloon, Hong Kong

Dear Sirs:

Re: Consulting Services and Office Space

We are hereby submitting a proposal for providing consulting services to Dance Emotion Limited starting from April 1, 2026. The services provided include the following:

- Carrying out administrative functions of the company;
- Handling receivables and payables;
- Maintaining company's bookkeeping records; and
- Use of office space.

The monthly fee for providing the above services is HK$5,000.00 or such other amount approved by the management of the company, payable upon receipt of invoice. This engagement can be terminated any time by either party with one month written notice.

Trust you are in agreement with the above proposal. Feel free to contact the undersigned if there's any questions.

Regards,

Bonaventure Trading House Ltd.

Per: ______________________

For and on behalf of
BONAVENTURE TRADING HOUSE LTD.

Authorized Signature

Accepted by:

Dance Emotion Limited

Per: ______________________

Dance Emotion Limited

Bonaventure Trading House Ltd.
3037, 3/f, 479 Castle Peak Road
Cheung Sha Wan, Kowloon
Hong Kong

SCHEDULE A
Description of Office Space and Related Services

This Schedule A forms part of, and is to be read together with, the letter agreement dated April 1, 2026 between Bonaventure Trading House Ltd. (the "Provider") and Dance Emotion Limited (the "Client") in respect of consulting services and office space (the "Agreement"). In the event of any inconsistency between this Schedule A and the Agreement, the Agreement shall prevail.

1. Premises

The Client is granted the use of a designated workstation and associated shared facilities at Unit 3037, 3/F, Lai Cheong Industrial Building, 479 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong (the "Premises"). The Premises are occupied by the Provider, and the Client's use is on a non-exclusive, shared basis alongside the Provider and its other clients.

2. Nature of Use

The arrangement is a licence to use the Premises and the facilities described below. It does not create a tenancy, lease or other interest in land, and the Client does not acquire exclusive possession of any part of the Premises. The Provider may, on reasonable notice, reallocate the designated workstation to another comparable position within the Premises.

3. Business Address and Mail Handling

The Client may use the address of the Premises as its business correspondence address. The Provider will maintain a mailbox for the Client and will receive and sign for letters, parcels and courier deliveries addressed to the Client during office hours, notify the Client of items received, and hold them for collection. Mail may be scanned and emailed, or forwarded to an address nominated by the Client, at the Client's request; postage and courier charges are borne by the Client.

4. Meeting Room

The Client may use the shared meeting room for internal meetings and for receiving visitors, subject to availability and advance booking with the Provider. Up to ten (10) hours per calendar month are included at no additional charge; usage beyond that allowance may be charged at rates agreed between the parties from time to time. Bookings are made in blocks of one hour and are subject to the Provider's prior operational requirements.

5. Office Hours and Access

Normal office hours are Monday to Friday, 9:00 a.m. to 6:00 p.m., and Saturday, 9:00 a.m. to 1:00 p.m., excluding Hong Kong public holidays. The Premises are closed on Sundays and public holidays, and during any period when Typhoon Signal No. 8 or above or a Black Rainstorm Warning is in force. Access outside normal office hours may be arranged in advance with the Provider.

6. Facilities and Services Included

The following are included within the monthly fee payable under the Agreement:

- Furnished workstation comprising desk, chair and lockable storage;
- Broadband internet and Wi-Fi access;
- Electricity, water, air-conditioning and lighting during office hours;
- Reception of visitors, telephone answering and message taking during office hours;
- Shared use of printer, photocopier and scanner for reasonable ordinary business volumes;
- Shared pantry and washroom facilities;
- Cleaning and maintenance of the Premises and common areas;

- Secure storage of the Client's books, records and supporting documents maintained by the Provider under the Agreement.

7. Not Included

Bulk or high-volume printing and photocopying, stationery, postage, courier and delivery charges, dedicated telephone lines, dedicated IT equipment, additional storage beyond the allocated space, meeting room hours in excess of the included allowance, and any government fees or third-party disbursements incurred on the Client's behalf. Such items are recharged to the Client at cost and invoiced together with the monthly fee.

8. Conditions of Use

The Client shall use the Premises only for lawful office and administrative purposes; shall not carry out any alterations or additions; shall not sublicense, assign or share its right of use with any third party without the Provider's prior written consent; shall comply with the building management rules and all applicable laws; shall not store any dangerous or hazardous goods at the Premises; and shall be responsible for insuring its own property brought onto the Premises. The Client shall not display any signage at the Premises without the Provider's prior written consent.

9. Fee

The use of the Premises and the facilities and services described in this Schedule A is provided as part of, and is covered by, the monthly fee of HK$5,000.00 payable under the Agreement. No separate rent, deposit or service charge is payable in respect of the Premises.

10. Term and Termination

The Client's right to use the Premises runs concurrently with the Agreement and may be terminated by either party on one month's written notice in accordance with the Agreement. Upon termination, the Client shall remove all of its property from the Premises and shall cease to use the address of the Premises as its business correspondence address, and shall promptly update its records and stationery accordingly. The Provider will hold and forward mail addressed to the Client for a period of thirty (30) days following termination.

This Schedule A is provided for descriptive purposes and is incorporated into the Agreement dated April 1, 2026. No further execution is required.